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Exhibit 10.28
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                        AMENDMENT TO EMPLOYMENT AGREEMENT
                        ---------------------------------

         THIS AMENDMENT (this "Amendment"), dated as of August 4, 2004 (the "Effective Date"), is entered into between Warp Technology Holdings, Inc., a Nevada corporation with a place of business at 151 Railroad Avenue, Greenwich, Connecticut 06830 (the "Corporation") and Malcolm Coster, an individual having an address at 46 Golf Side, Sutton, Surrey, England (the "Executive"); this Amendment amends the terms of that certain Employment Agreement (as defined below).

         WHEREAS, that certain Employment Agreement, dated as of August 1, 2003, entered into between the Corporation and the Executive (the "Employment Agreement") provides for the Executive to serve the Corporation in the positions of Chairman, President and Chief Executive Officer;

         WHEREAS, under the Employment Agreement the Executive agreed to undertake other duties and responsibilities consistent with his executive position, and the Executive has served the Corporation in the position of Principal Financial Officer;

         WHEREAS, the Executive no longer serves the Corporation in the positions of President and Chief Executive Officer, and, effective upon the completion of the Transaction (as defined below) Executive resigns as Principal Financial Officer, as Chairman and as a member of the Board of Directions (the "Board");

         WHEREAS, the Executive will provide independent consulting services to the Corporation through Elenium Services Limited in connection with certain matters, for the term hereof;

         WHEREAS, the Corporation is entering into a Series B-2 Preferred Stock Purchase Agreement to be dated of even date herewith, by and among the Corporation and the Persons listed on Schedule 1.01 thereto (the "Purchase Agreement"), pursuant to which the Corporation will sell shares of its Series B-2 Preferred Stock to the Purchasers (as defined in the Purchase Agreement) and use the proceeds from such sale in furtherance of the Corporation's business goals (together with all transactions contemplated thereby, the "Transaction");

         WHEREAS, one of the conditions to the completion of the Transaction is that the Corporation and the Purchasers enter into a Stockholders Agreement, and, under the terms of the Series B-2 Preferred Stock and the Stockholders Agreement, the Purchasers will have certain rights to elect directors to the Board and to appoint the Chairman;

         WHEREAS, the Executive approves of the Transaction as being in the best interest of the Corporation and its shareholders, and desires to take the actions described in this Amendment; and

         WHEREAS, the Corporation and the Executive desire to enter into this Amendment.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Executive hereby agree as follows:

         Amendment of Certain Terms. The parties agree that the representations, warranties and covenants contained in the Employment Agreement under the section headings numbered 1 through and including 7 are hereby amended and restated in their entirety as follows:



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1.       Termination of Employment; Consulting Services.
         -----------------------------------------------

         (a) Subject to the terms and conditions set forth in this Agreement, effective upon the completion of the Transaction, Executive's employment as Principal Financial Officer of the Corporation shall terminate, and Executive shall instead provide independent consulting services to the Corporation, in accordance with the terms and conditions set forth herein to become effective as of the Effective Date.

         (b) The Corporation and Executive hereby agree that as of the Effective Date, Executive shall participate in the oversight of certain operational matters of the Corporation's (and/or the Corporation's subsidiaries') business in the U.K. Such duties shall be performed primarily in the U.K. and subject to travel outside of such area as may be necessary for Executive to perform his duties.

         (c) Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Board of Directors of the Corporation. Executive agrees to devote such amount of his time and attention as is reasonably necessary to faithfully and diligently discharge his duties hereunder.

         (d) After the Effective Date, Executive shall be an independent contractor, and shall not have any of the rights or authority of an employee, officer, or director of the Corporation; Executive shall have no authority to bind the Corporation, or to act as an agent or representative of the Corporation, and Executive shall make no representation or warranty to any third party to the contrary.

2.       Term.
         -----

     The term of this Agreement shall commence on the Effective Date and continue until December 31, 2004, unless earlier terminated pursuant to the provisions of Section 3 below.

3.       Termination.
         ------------

         (a) This Agreement may be terminated at any time prior to the end of the term for cause (including without limitation, breach of any material term hereof) upon written notice to Executive. The date of termination shall be the date of such notice, or such later date set forth in such notice.

         (b) Upon the termination of this Agreement pursuant to this Section 3, the Executive shall be entitled to the compensation set forth in Section 4(a) of this Agreement through the date of termination as set forth in Section 3(a).

4.       Compensation.
         -------------

         (a) For the services to be provided hereunder during the period from the date hereof through September 30, 2004, the Corporation shall issue to the Executive a Common Stock Purchase Warrant (the "Warrant"), pursuant to which the Executive will the right to purchase 2,000,000 shares of Common Stock at an exercise price per share of $0.18. For the services to be provided hereunder during the period from the date hereof through December 31, 2004, (i) the Corporation shall issue to the Executive equity compensation in the amount of 88,888 shares of restricted Common Stock of the Corporation, which the Corporation shall issue on or before November 30, 2004, and (ii) the Corporation shall cause Executive to receive cash compensation in the amount of Sixteen Thousand Dollars ($16,000.00) which shall be paid upon receipt of invoice from Elenium Services dated 31st December 2004.

         (b) Other than the compensation described in Section 4(a) above, Executive acknowledges and agrees that no other compensation is due from the Corporation under the Employment Agreement or otherwise, and Executive hereby forever waives and releases any and all claims to the contrary against the Corporation, Warp Solutions, Ltd. or any other subsidiary or affiliate of the Corporation or any of



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their respective officers, directors, stockholders, employees, agents or representatives.

         (c) To the extent it is able under the restrictions of the federal securities laws, and subject to a determination by the Board that such would not cause material harm to the Corporation, the Corporation agrees to provide Executive at no cost any necessary opinion letter needed by Executive to meet the resale requirements of Rule 144, or to remove the legend from restricted stock certificates, under the federal securities laws as applicable to the restricted Common Stock portion of the Compensation, the Common Stock issuable upon exercise of the Warrant, or other restricted Common Stock of the Corporation owned by Executive, once the appropriate holding period for such restricted common stock has expired.

5.       Expenses.
         ---------

              Executive shall be reimbursed for all reasonable travel and other expenses incurred by him during the term of this Agreement where such expenses were incurred in furtherance of his duties to the Corporation under this Agreement. Notwithstanding the above, any expenditures in excess of $500 must be pre-approved by the Board to qualify for reimbursement.

6.       Indemnification.
         ----------------

              The parties hereto each acknowledge and agree that they have entered into an Indemnification Agreement of even date with the Employment Agreement and that such Indemnification Agreement shall remain in full force and effect throughout the term hereof and shall survive the termination of this Agreement.

7.       Intellectual Property Rights.
         -----------------------------

              All rights in inventions, designs and intellectual property (including without limitation patents, copyright, trade mark, registered designs, design rights and know-how) to which Executive may have or may become entitled by reason of activities in the course of his employment or services as an independent contractor under the Employment Agreement, this Amendment or otherwise shall have vested and shall vest automatically in the Corporation and Executive shall, at the request and expense of the Corporation, provide the Corporation with all information, drawings and documents requested by the Corporation and execute such documents and do such things as may be required by the Corporation to evidence such vesting. The provisions of this Section 7 shall survive the termination of this Amendment.

Reaffirmation of Certain Terms. The provisions set forth in the Employment Agreement under the section headings numbered 8 through and including 14 remain in full force and effect and are hereby reaffirmed.

IN WITNESS WHEREOF, this Agreement has been executed by the Corporation, by its duly authorized representative, and by Executive, as of the date first above written.

WARP TECHNOLOGY HOLDINGS, INC.

By: /s/ Gus Bottazzi
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Name: Gus Bottazzi
Title: President

/s/ Malcolm Coster
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MALCOLM COSTER